(G)(58)
30th December 2010
JPMorgan Chase Bank, N.A.
3 Chase Metrotech Center, 7th Floor
Brooklyn, NY 11245
     Re: Goldman Sachs Trust: Additional Portfolio Under the Goldman Sachs Trust
Ladies and Gentleman:
This is to advise you that the Goldman Sachs Trust (the “Trust”) has established a new series of shares to be known as the Goldman Sachs N-11 Equity Fund (the “Fund”). In accordance with the Schedule 1- Listing of Funds of the Custodian Contract (the “Contract”), between the Trust and JPMorgan Chase Bank, N.A. dated as of June 30, 2006, as amended, the Trust hereby requests that you act as Custodian of the Fund under the terms of the Contract.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.
GOLDMAN SACHS TRUST

By:	/s/ Scott M. McHugh
Name: Scott M. McHugh
Title: Treasurer of the Trust

Agreed to this 31st day of December, 2010

JPMORGAN CHASE BANK, N.A.

By:	/s/ Daniel J. Manniello
Name: Daniel J. Manniello
Title: Executive Director